Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	July 31, 2022	May 1, 2022	August 1, 2021	July 31, 2022	August 1, 2021

Revenue	$219,948	$204,509	$170,643	$614,283	$482,473

Cost of goods sold	136,085	134,289	125,318	400,338	367,370

Gross Profit	83,863	70,220	45,325	213,945	115,103

Operating Expenses:

Selling, general and administrative	15,960	16,613	15,083	48,306	43,203

Research and development	4,151	4,206	5,305	14,297	14,390

Total Operating Expenses	20,111	20,819	20,388	62,603	57,593

Other operating (loss) income, net	(23)	-	3,525	(17)	3,525

Operating Income	63,729	49,401	28,462	151,325	61,035

Non-operating income, net	3,641	8,021	3,735	16,370	3,643

Income Before Income Tax Provision	67,370	57,422	32,197	167,695	64,678

Income tax provision	18,146	14,393	7,842	43,717	14,493

Net Income	49,224	43,029	24,355	123,978	50,185

Net income attributable to noncontrolling interests	17,994	15,597	7,279	42,252	14,547

Net income attributable to Photronics, Inc. shareholders	$31,230	$27,432	$17,076	$81,726	$35,638

Earnings per share:

Basic	$0.51	$0.45	$0.28	$1.35	$0.58

Diluted	$0.51	$0.45	$0.28	$1.34	$0.57

Weighted-average number of common shares outstanding:

Basic	60,701	60,606	60,884	60,488	61,804

Diluted	61,299	61,145	61,515	61,127	62,362